Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Yelp Inc. and the effectiveness of Yelp Inc.’s internal control over financial reporting dated March 1, 2017, appearing in the Annual Report on Form 10-K of Yelp Inc. for the year ended December 31, 2016.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California
March 1, 2017